Exhibit 6.3

GATSBY DIGITAL LICENSE AND SUPPORT AGREEMENT– APRIL 19TH, 2021

This AGREEMENT is executed and entered by Gatsby Digital, Inc. a Delaware corporation with its principal office at 28 Liberty St., New York, NY. 10005 USA (“Gatsby Digital”, “Gatsby”), and the Client Gatsby Securities, LLC. with its principal office at 44 South Broadway, White Plains, NY 10601 (“Client”, “Gatsby Securities”). Gatsby Digital and the Client collectively are the Parties and individually a Party where so referenced in this Agreement. This Agreement is effective as of the date above.

WHEREAS Gatsby Digital is a technology company providing the Gatsby Product.

WHEREAS Client desires to license the Gatsby Digital Product for its use or provide access to the Gatsby Digital Product to its Authorized Subscribers.

WHEREAS Client may desire to engage Gatsby Digital to customize, private label, add, change, or further develop the Gatsby Product.

NOW, THEREFORE, in consideration of the mutual covenants and representations herein, the Parties hereto agree as follows:

1.	DEFINITIONS

(a)	Account(s) means any Customer, Client, or Authorized Subscriber brokerage, bank, subscription, or other account that is represented on the Gatsby Product.
(b)	Agreement means the entirety of this document including schedules, appendices, and annexes.
(c)	Authorized Subscriber means the Customers and their respective employees or agents who are granted access to the Gatsby Product by the Client pursuant to the terms of the Gatsby Application Agreement
(d)	Client means the entity identified above and includes all its employees, agents, and affiliated entities under common control with the Client.
(e)	Customers means any individual or entity that has entered into a written agreement with the Client for services related to Accounts.
(f)	Correspondent means any entity, including any broker-dealer, registered adviser firm, family office, insurance company, financial services firm, partnership, trading firm, custodian, clearing firm, or affiliated firm that is a Customer.
(g)	Intellectual Property means, without limitation, any inventions, technological innovations, discoveries, designs, formulas, know-how, processes, business methods, patents, trademarks, service marks, copyrights, computer software, ideas, creations, writings, lectures, illustrations, photographs, motion pictures, scientific and mathematical models, improvements to all such property, and all recorded material defining, describing, or illustrating all such property, whether in hard copy or electronic form.
(h)	Laws and Regulations means the applicable rules, regulations and statutes of all applicable countries and jurisdictional boundaries where the Parties operate, including all applicable securities markets, associations, exchanges, taxing authorities, and any and all local laws that have jurisdiction.
(i)	Gatsby Software means any code, database, API, method, technology architecture, design, protocol, technique developed by Gatsby in the past, currently, or in the future whether included in Schedule A or other annexes or not.
(j)	Gatsby Services means all support, maintenance, consulting, hosting, network management and monitoring, hardware, vendor connectivity, documents, and all other services provided by Gatsby in the past, currently, or in the future, whether included in this Agreement or not.
(k)	Gatsby Content means all information displayed, delivered, stored, maintained, or derived by Gatsby in the past, currently, or in the future that is originated or owned by Gatsby, whether included in this Agreement or not.

(l)	Gatsby Product means the combination of the Gatsby Software, Gatsby Services, Gatsby Content, and Vendor Product that Gatsby provides to the Client and Authorized Subscribers in the past, currently or in the future. Any Gatsby Product developed or delivered by Gatsby under a Statement of Work or to support a Client or Authorized Person remains the Intellectual Property of Gatsby and is deemed an Gatsby Product.
(m)	Vendor Product means all software, services, and content requiring licenses from a third party for access, distribution, or use. Within this Agreement, quotes are deemed a vendor product.
(n)	Client Product means the software, services, and content belonging to the Client in the past, currently or in the future including the vendor products utilized by the Client in delivering its services to its Customers.
(o)	Subscription Agreement means a written agreement or terms and conditions entered between Client and each Authorized Subscriber that contains terms for the use of the Gatsby Product.

2.	MUTUAL REPRESENTATIONS

The respective Party, or Parties, as applicable, represents, affirms, and warrants that currently and during the term of this Agreement:

(a)	The Parties relationship is solely defined by the terms of this Agreement. Otherwise, the Parties operate independently with no rights to control or supervise the activities or personnel of the other Party.
(b)	The Party will be responsible for its own actions, conduct, and business operations and actions and inactions and for compliance with the applicable Laws and Regulations to which it is subject.
(c)	This Agreement or any Party’s agreement with Customers or third parties shall not impose any obligations on the other Party to supervise the activity and conduct of the Party in any way.
(d)	This Agreement is a legal, valid and binding obligation enforceable according to its terms and that the individual executing this Agreement on behalf of the respective Party has the required authority to operate on its behalf.
(e)	The Party has the requisite authority in conformity with all applicable Laws and Regulations to enter and remain bound to the terms of this Agreement and meet the obligations therein.
(f)	The Party is duly organized, validly existing and in good standing under the applicable Laws and Regulations of the country and or state of its organization as well as where it conducts business, and is in good standing under the Laws and Regulations of any country, regulator or governmental body having jurisdiction over its activities contemplated by this Agreement and meet the obligations therein.
(g)	The Parties will notify each other of any changes to any circumstances that may affect the veracity or completeness of the representations and warranties contained in this Agreement or information provided to the other Party.
(h)	The Parties will notify each other in the event of any violation (irrespective of whether it is intentional or inadvertent) of any representation, obligation or undertaking in this Agreement.
(i)	The Party will employ as managers, principals and/or supervisors, and representatives of its operations only those persons who have all requisite licenses and experience, and are otherwise qualified, in good standing with all regulators having jurisdiction over them and are not subject to any prohibition against acting in any capacity;
(j)	The Party has disclosed and will promptly disclose to the other Party any material adverse action, suit, investigation, or proceeding that may materially restrict the business activity or impact the financial standing of the Party, or that may require the Party to operate under enhanced supervision of any court or other tribunal, arbitrator, governmental authority, or any regulatory organization. Parties shall in all cases disclose the underlying facts of any circumstances that could lead to a material financial impact or restriction on business operations.
(k)	The Parties will maintain appropriate insurance and licenses in accordance with applicable Laws and Regulations and business risk undertaken.
(l)	No respective owners, directors, officers, employees or agents of either Party will, by virtue of the performance of their obligations under this Agreement, be deemed to be an agent or employee of the other Party, except as outlined in the Schedule B and only to the extent as defined therein.

(m)	The Party does and can evaluate risks independently and is exercising independent judgment in making all decisions related to its business and this Agreement.
(n)	The Parties enter into this Agreement for the sole purpose of complying with the terms of this Agreement. This contractual relationship shall not be deemed to constitute a partnership or joint venture between the Parties.
(o)	Each Party, including Gatsby, the Client, vendors and licensor and other providers of content or services to the Gatsby Product, retain all rights, title, and interest in and to their respective product or content, including without limitation their Intellectual Property whatsoever, irrespective of whether Intellectual Property rights have been registered or not, which may subsist in any part of the world and whether incorporated or not in the other Party’s respective Product or technology.
(p)	Gatsby is acting solely as a technology and employment service facilitator to the Client and not to a specific Authorized Subscriber, and Gatsby is NOT acting as a broker-dealer, investment adviser, fiduciary, financial services provider, or in any capacity that would otherwise require it to be registered or licensed in any jurisdiction pursuant to applicable Laws and Regulations.
(q)	The Parties shall notify each other promptly upon learning of any issue which is likely to put the Gatsby Product and use thereof at risk, including without limitation viruses, malfunctions, outages, or defects.

3.	LIMITED LICENSE

(a)	Contingent on compliance with the provisions of this Agreement, Gatsby hereby grants the Client a non-exclusive, personal, non-transferable, limited license to access the Gatsby Product solely for its own and its Authorized Subscribers’ use. Client may sublicense the use of the Gatsby Product to Authorized Subscribers only. Customers that do not enter into an Application Agreement with Client may not be granted access to the Gatsby Product by the Client.

i.	Client’s and Authorized Subscriber’s use of the Gatsby Product is limited to supporting the Accounts, transactions, subscriptions, instructions, reporting, and other services performed by the Client or its Authorized Subscribers for the Accounts maintained with the Client;
ii.	Client will not itself and will not knowingly facilitate any person or entity to use the Gatsby Product for purposes that are beyond the scope of the license granted herein.

(b)	This Agreement is non-exclusive and nothing in this Agreement shall prevent the Client from utilizing services of other firms and nothing in this Agreement shall prevent Gatsby from providing services to other clients.

(c)	Gatsby reserves the right to limit or not provide the Gatsby Product to a Correspondent or Customer or Authorized Person if in the reasonable commercial judgement of Gatsby, providing the Gatsby Product would:

a.	expose Gatsby to potential material liabilities, legal risk, reputational risk, or commercial risk.
b.	result in Gatsby incurring additional nontrivial costs to provide or maintain the Gatsby Product for the Authorized Subscriber, including maintaining a different version of the Gatsby Product from the most current version provided by Gatsby.

(d)	Authorized Subscriber / Application Agreement

Client and Authorized Subscriber represents, affirms, and warrants that currently and during the terms of this Agreement that:

i.	Gatsby’ obligations regarding the Gatsby Product, including privacy rights, arise only under this Agreement and are to the Client and not to the Authorized Subscribers, except as may be defined herein, and use of the Gatsby Product by the Authorized Subscriber in connection with this Agreement or any Subscription Agreement does not give rise to any direct or indirect or implied legal or contractual relationship between the Authorized Subscriber and Gatsby.
ii.	Subject to the restrictions of the Agreement, Client may provide demonstrations and information concerning the Gatsby Product to prospective Authorized Subscribers that are subject to confidentiality obligations with Client, provided that such NDA is not required for an initial presentation designed to showcase Gatsby Products available from the Client and not detailed functionality.

iii.	Client shall enter into a Application Agreement with all Customers and Correspondents prior to granting access to the Gatsby Product, excluding demo, in a live UAT or Production or API environment. Client shall not provide access to or use of the Gatsby Product to any third party other than Authorized Subscribers who have entered into a Application Agreement with Client.
iv.	The Client’s Application Agreements with Authorized Subscribers (i) does not imply or create any direct legal or contractual obligations or formal relationship between Gatsby and the Authorized Subscribers; (ii) each Application Agreement shall authorize the Client to provide Gatsby access to necessary portions of the Authorized Subscriber’s confidential information and to store it on the Gatsby Product in order for Gatsby to provide the Gatsby Product contemplated under this Agreement.
v.	The Client’s Application Agreements that sublicenses the Gatsby Product are materially consistent with the terms of this Agreement without diminishing any of the protection afforded Gatsby per this Agreement, including Gatsby’s intellectual property rights in the Gatsby Product.
i.	Gatsby’ obligations arising from this Agreement remain solely to the Client and not to the Authorized Subscriber even if (i) the Client instructs or permits Gatsby to brand the Gatsby Product for the Authorized Subscriber, (ii) Gatsby is included in communication between the Client and the Authorized Subscriber, or (iii) Client directs Gatsby to act on the instructions of the Authorized Subscriber. Gatsby’s direct obligations to an Authorized Subscriber shall arise and be governed by the direct written agreement between Gatsby and such Authorized Subscriber.
ii.	Authorized Subscriber is not using the Gatsby Product provided by the Client under the Application Agreement to support activity that the Authorized Subscriber or its customer conducts in accounts that are not held with the Client.

(e)	Quotes, Market Data, and other Vendor Licensed Content

(A)    The Client and, if applicable, Authorized Subscribers, are required to enter and maintain their own licensing agreements for quotes and other content displayed in the Gatsby Product. For Gatsby to provide quotes and other content, the Client and/or Authorized Subscribers is/are required, at a minimum, to subscribe to the Gatsby Quote Infrastructure Service for uncontrolled feed from Gatsby.

Further, (i) the Client, and the Authorized Subscriber as applicable, hereby represents, affirms, and warrants that during the term of this Agreement that:

i.	it has valid written licenses with the licensors for access, distribution, display and non-display use of the quotes and other content provided by Gatsby or displayed by the Gatsby Product (Gatsby uses U.S market quotes provided by CTA, UTP and OPRA), and that it is in material compliance with such agreements;
ii.	it has written permission from the licensor for such licensed content to be used with the Gatsby Product. It is the Client’s sole responsibility to obtain such permission and provide evidence to Gatsby as required by the licensor. Gatsby will provide the Client the information reasonably needed by the licensor to grant its permission;
iii.	the Client will promptly notify Gatsby of any material changes to those licenses including suspension or termination of such licenses that may affect its ability to perform its obligations hereunder, or its representations and warranties hereunder;
iv.	the Client is solely responsible to pay the fees under the terms of its agreement with the licensors and is current on payment;
v.	the Client is solely responsible for providing the necessary reporting to the licensor as required.
vi.	the Client is solely responsible to ensure the correct and licensed content is being provided to the Authorized Subscriber by the Gatsby Product.
vii.	the Client accepts that a Licensor may instruct Gatsby to terminate providing the licensed data and Gatsby may be obligated to do so without permission of the Client. Gatsby will notify the Client promptly, and in advance where practicable, if it receives such instructions from the Licensor.

(B)  If the Client does not have its own agreement with the licensor, Gatsby may, in its sole discretion, act as the Vendor of Record for the licensed content/quotes displayed. Gatsby provides the Market Data Quote Service under the following conditions:

i.	Gatsby shall be solely in control of the user access to the licensed product and may act in its sole discretion in providing such access.
ii.	Client, and not Gatsby, is responsible to obtain the necessary subscription agreements from each Authorized Subscriber, verify the information provided on the subscription agreement, verify the Authorized Subscriber information stored in the Gatsby Product, and verify that the Authorized Subscriber is receiving only the licensed product via the Gatsby Product;
iii.	the Client, and not Gatsby, is responsible for the accuracy and completeness of the Authorized Subscriber information.
iv.	Client, and not Gatsby, is responsible for classifying Authorized Subscribers correctly as Professionals or Non- Professional as defined by the respective agreements with the licensors.
v.	the Client agrees to provide the information required for Gatsby to comply with the Gatsby agreement with the licensor.
vi.	the Client agrees that Gatsby may provide the information requested by the licensor to the licensor even if such information is deemed private and confidential by the Client or its Authorized Subscribers.
vii.	the Client agrees to promptly and fully follow the instructions of Gatsby or the licensor.
viii.	The Client pays the licensor directly any fees that are assessed for professional users of the licensed quote, content, or service.
ix.	Gatsby reserve the right to terminate providing the quote/market data / vendor content as the Vendor of Record at any time upon 30 calendar day written notice to the Client, at which time the Client shall at its own time and expense, seek to obtain the necessary license directly from the licensor.

(C)  Whether the Client is using its own licenses or the Gatsby license with the licensor, the Client agrees to indemnify Gatsby fully and promptly for all costs arising from the Client’s and its Authorized Subscriber’s failure to meet their respective obligations regarding market data and licensed quotes, content and service, including fees and penalties assessed by the licensors and any reasonable legal fees incurred by Gatsby arising from the Client’s or Authorized Subscriber’s breach, including breach of this Agreement. Further:

i.	If Gatsby receives a fee, assessment, or any financial penalty (“Charge”) arising from the Client’s or Authorized Subscribers use or breach of the license, Gatsby will forward a copy of the Charge to the Client, and the Client agrees to fully pay such Charge to Gatsby prior to the amount becoming due from Gatsby to the licensor;
ii.	If Gatsby has already paid such Charge to avoid liabilities and harm to Gatsby, the Client shall reimburse Gatsby fully within 5 business days of Gatsby presenting proof of the Charge.
iii.	Client agrees that it will first pay Gatsby the fee assessed by the licensor and then seek remedy for relief.
iv.	If Gatsby or the Client are victorious against the licensor in reducing or eliminating the Charge by the licensor, Gatsby will reimburse the Client up to amount paid by the Client to Gatsby prorated to the funds received from the licensor less Gatsby’ direct costs incurred in disputing the Charge. Failure of the Client to pay the licensor’s Charge prior to the date the Charge is due by Gatsby, or when due as a reimbursement to Gatsby, is a breach of this Agreement.
v.	Gatsby reserves the exclusive right to immediately terminate all or partial access to the licensed quotes, content or services or to follow the direction of the licensor if the Client fails to meet its obligations to the licensor, if the licensor issues a termination or other instruction to Gatsby, or if the Client breaches the terms of this section and related sections of this Agreement, Client agrees to indemnify Gatsby fully for any costs, expense, claim, damage, or liability arising from Gatsby taking such action.

4.	RESPONSIBILITIES AND DUTIES OF GATSBY

(a)	Gatsby shall provide Gatsby Product that the Client subscribes to in Schedule A to this Agreement or other annexes, or in a Statement of Work for customization and development services. and shall maintain and support the Gatsby Product during any term of this Agreement.
(b)	Gatsby shall provide employment and human resource services as defined in Schedule B to this agreement or other annexes, or in a Statement of Work provided separately, which may be amended from time to time by written agreement between the Parties.
(c)	Gatsby shall host the Gatsby Product in its own data center, the cloud or other location that is used by Gatsby in the ordinary course of business or in the manner that Gatsby has agreed in writing with the Client to host the Gatsby Product.
(d)	Gatsby shall provide the Client the user credentials that the Client may issue to its Authorized Subscribers and shall validate the user credentials in allowing access to the Gatsby Product.
(e)	Gatsby will provide the Client with customer service support to resolve issues related to the performance of the Gatsby Product. Gatsby provides customer support from 8:00am to 7:00pm EST during days that the New York Stock Exchange is open, provided the Parties may contact the other Party by email or using the emergency protocol agreed to between the Parties at any time to which the other Party shall use commercially efforts to promptly respond. The Parties will provide the other Party contacts for emergencies outside of Gatsby’ normal customer support hours.
(f)	Gatsby will maintain redundancies and backups to minimize disruptions and to maintain uptime of the Gatsby Product. Excluding unavailability of the Gatsby Product or data therein as a result of a force majeure event, scheduled maintenance, or due to the unavailability or delay of required data or other inputs from the Client or any Authorized Subscriber, or due to the fault of the Client or Authorized Subscribers, or due to the fault of vendors providing services to Gatsby over which Gatsby has no control, Gatsby shall use best efforts to ensure that the respective Gatsby Product actually used by the Client and/or specific Authorized Subscribers is available 99.9% of the time during regular market hours during any calendar month.
(g)	Gatsby will provide the Client’s employees with training as reasonably requested by the Client in the use of the Gatsby Product.
(h)	Gatsby will provide the Client reasonable onboarding assistance and ongoing support as reasonably requested by the Client including using, and updating information and rules used in the Gatsby Product at no cost unless Client requires a material change to the Gatsby Product in which case the parties will agree in writing on the applicable Statement of Work.
(i)	Gatsby shall adhere to a maintenance schedule which shall not materially and detrimentally affect Client and which shall not be performed during time periods in which the New York Stock Exchange is open unless such maintenance constitutes an emergency patch or must be performed at that time, in which case Client shall be so notified as reasonably practicable. Gatsby shall use best efforts to provide Client as long of advance notice as may be possible of any maintenance.
(j)	Gatsby will, to the extent practicable, assist the Client in maintaining connectivity to the Gatsby Product.
(k)	If providing a Software as a Service (SaaS) solution, Gatsby will at all times maintain the network utilized by the Gatsby Product and the connectivity to data centers, vendors, market venues, custodians, brokers, and other participants that together comprise the Gatsby Product.
(l)	Gatsby will provide reasonable assistance to Client

5.	RESPONSIBLIES AND DUTIES OF CLIENT

(a)	Client and not Gatsby is responsible to reconcile and correct any differences between what is contained within or displayed by the Gatsby Product and what is contained within the Client’s books and records.
(b)	Client and not Gatsby is responsible for the information that the Client, its vendors, and its Authorized Subscribers place into the Gatsby Product.

(c)	The Client and not Gatsby is responsible for verifying that the Authorized Subscribers are those intended by the Client to have access to the Gatsby Product, and for any misuse of the Gatsby Product by its Authorized Subscribers.
(d)	Client and not Gatsby is responsible for any and all rules that the Client includes within the Gatsby Product and the rules employed by the Gatsby Product. Client is solely responsible for ensuring that these rules are always operating correctly within the Gatsby Product.
(e)	Client acknowledges that Gatsby is not responsible for or required to understand the Laws and Regulations, rules, formulas, or requirements applicable to the Client or Authorized Subscriber included in the Gatsby Product, and Gatsby is not responsible to ensure that the Gatsby Product complies with such Laws and Regulation, rules, formulas, or other requirements.
(f)	Client and Authorized Subscriber agrees to allow Gatsby reasonable access to Client and Authorized Subscriber information contained in the Gatsby Product for purposes of maintaining the code and functionality of the Gatsby Product, providing the Client support, and in responding to reasonable inquiries of Client. Client and Authorized Subscriber agrees that in no event does Gatsby access cause Gatsby to have any ownership or responsibility for the information provided by the Client or Authorized Subscriber. Gatsby shall maintain the confidentiality of any information reviewed or accessed including any Client or Authorized User Information.
(g)	The Client and not Gatsby is responsible for customer support to the Customers, Authorized Subscribers, and Correspondents, including but not limited to assisting with log in access, password resets, and Authorized Subscriber inquiry. Gatsby will provide support only to the Client and the Client’s employees and not to the Customers or Correspondents.
(h)	Client and not Gatsby is responsible to provide the Authorized Subscribers with Gatsby Product training.
(i)	Client and not Gatsby is responsible for their Authorized Subscribers accurately and honestly executing market data and other vendor subscription agreements, and for proper classification of Authorized Subscribers as required by the licensor such as professionals or non-professionals.
(j)	Client and all Authorized Subscribers shall accept cookies and other tags used by Gatsby to track the use of the Gatsby Product.
(k)	Client will not resell or sublicense the Gatsby Product except to Authorized Subscribers as specifically permitted herein. Subscription Agreements shall restrict the Authorized Subscribers from reselling the Gatsby Product.
(l)	Client or Authorized Subscriber, and not Gatsby, is responsible for reporting required by Client’s or Authorized Subscriber’s applicable Laws and Regulations even if such reporting is produced by or derived from the Gatsby Product.
(m)	Client and not Gatsby is solely responsible for providing any notices to Authorized Subscribers.
(n)	Client agrees that its duties and responsibilities under this Agreement carry over to anyone to whom the Client gives access to the Gatsby Product and the Client will take all reasonable steps to ensure compliance by all Authorized Subscribers.
(o)	Client will ensure that Subscription Agreements shall restrict and not willfully and knowingly allow Authorized Subscriber to:

i.	permit use of the Gatsby Product in a manner not contemplated by this Agreement or in breach of this Agreement.
ii.	cause or permit any lien, encumbrances, or levy to attach to any portion of the Gatsby Product.
iii.	permit use of the Gatsby Product for any unlawful, illegal, or fraudulent purpose.
iv.	edit, copy, modify, reverse engineer, disassemble, de-compile or otherwise seek to discover or derive the source code, proprietary logic, design or structure of the Gatsby Product.
v.	permit any portion of the Gatsby Product to be incorporated into a third party’s services, products, inventions, works or Intellectual Property including by framing portions of the Gatsby Product in a website.
vi.	permit access or attempt to access the Gatsby Product beyond the authorizations granted by Gatsby.
vii.	represent that it possesses any proprietary interest in the Gatsby Product or Gatsby.

viii.	permit use of the Gatsby Product in any manner that violates this Agreement or in a manner deemed by Gatsby to pose a risk or perceived risk to the intended use of the Gatsby Product.
ix.	permit use of any part of the Gatsby Product or any information contained therein on public websites or in a manner that does not involve an authenticated display.
x.	permit use of Gatsby’ trademark or brand name in connection with the license herein except as provided in this Agreement.
xi.	permit removal of the Gatsby name, logo, disclaimers or disclosures from the Gatsby Product or Vendor Product inconsistent with terms of this Agreement.
xii.	redistribute, encumber, sell, rent, lease, sublicense, merge, or otherwise transfer the rights to the Gatsby Product.
xiii.	remove, or alter any trademarks, logo, copyright, or other proprietary legends, symbols, or legends in the Gatsby Product.
xiv.	permit use of the Gatsby Product to perpetuate a fraud or misrepresent the type of activity or Account maintained, the transaction conducted, the securities held, the license of the Authorized Person, and or any other unethical, deceptive, or fictitious manner.

(r)	Client shall suspend, terminate, or limit an Authorized Subscriber’s access to the Gatsby Product if Client becomes aware or confirms any material breach of the terms applicable to Authorized Subscribers in this Agreement, or if any Authorized Subscriber’s regulatory license to conduct the business presented on the Gatsby Product terminates, expires, is suspended, does not exist, or if any regulator or court materially limits what they are permitted to do, and Client will notify Gatsby of such event, and Gatsby may immediately terminate the Authorized Subscriber’s access to the Gatsby Product.
(s)	The Client shall, where required, notify the Authorized Subscriber of any pending or current limitation or termination of the Gatsby Product access and the Client agrees that termination or limitation of the Gatsby Product by either Party to a specific Authorized Subscriber is not a default or a termination of this Agreement.
(t)	Client and Authorized Subscribers will not provide, demonstrate, or offer any part of the Gatsby Product to third parties that are competing for the services provided to the Client and Authorized Subscribers by the Gatsby Product.
(u)	If the Client is subject to regulatory licensing requirements to offer its services, and such services involve the Gatsby Product, the Client represents, affirms and warrants to Gatsby that currently and during the terms of this Agreement:

i.	the Client is and remains duly licensed, registered or otherwise approved by the appropriate licensing or regulatory authority to offer the regulated services that involve the Gatsby Product.
ii.	the Client will promptly notify Gatsby after becoming aware that it has fallen out of material compliance with any requirement imposed upon it by any governmental agency or authority, self-regulatory organization or securities exchange.
iii.	that it is knowledgeable of and abiding by all applicable Laws and Regulations.
iv.	that it employs as managers, principals and/or supervisors, and representatives of its operations only those persons who have all requisite licenses and experience, and are otherwise qualified, in good standing with all regulators having jurisdiction over them and are not subject to any prohibition against acting in any capacity;

6.	GATSBY FEES FOR SERVICES AND PAYMENT TERMS

(a)	The Parties can request modification of the Terms including Schedules A or other schedules of this Agreement at any time, and provided that such modifications receive the mutual agreement of the Parties, new terms will go into effect as agreed by the Parties.
(b)	The billing period is per calendar month (the “Billing Period”) and payment is due within fifteen (15) calendar days after receiving an invoice from Gatsby subject to Client’s right to dispute herein.
(c)	Client shall pay Gatsby the fees as listed and set forth in Schedules A and other annexes to this Agreement in accordance with the terms herein.

(d)	Gatsby Fees will begin to accrue to the Client on the date agreed to by the Parties in Schedule A or other annexes to this Agreement, and if not stated in such, then as follows:

i.	Market data and other licensing fees on the first day that Authorized Subscriber has access to such data.
ii.	Gatsby Development Services fees as agreed to in the Statement of Work between the Parties.
iii.	Base Fees and Minimum Fees when the access key to the respective Gatsby Product is first provided to the Client and Client is in Production. Base fees and Minimum Fees are not prorated for actual days in the Billing Period or days Gatsby Product is available or accessed.
iv.	Account fees on the first day that Account is opened and funded or in the case of On-Boarding fees when the Account is first opened on Gatsby. Account and On-Boarding fees are not prorated for actual days in the month in which the account is open.
v.	Assets under Management (“AUM”) based fees on first day assets are deposited to an Account. AUM fees are based on gross Account value (including leverage) on last day of the month and are not prorated for actual days held in the month or for deposits and withdrawals during the month unless there is a pattern of the Client managing AUM to mitigate the Gatsby fees in violation of this Agreement, which would be deemed by a reasonable third-party as a breach of this Agreement.
vi.	Subscription or User ID Fees on first day that Authorized Subscriber has access and live use of such products. Such fees are not prorated for actual days in the billing period or days access is available. It is solely the Client’s responsibility to suspend or purge user ID inventory and Accounts to avoid them being counted for Gatsby billing purposes.

(e)	It is Client’s responsibility to suspend or purge User ID inventory and Accounts to avoid them being counted for Gatsby billing purposes provided Gatsby uses reasonable efforts to assist Client as may be requested and Gatsby does not inhibit or prevent such suspension or purge.
(f)	Fees per Schedule A or other annexes to this Agreement do not include any applicable taxes. The Client shall be responsible for any sales, use, excise, gross receipts, property, privilege, value-added, withholding, or other foreign, federal, state or local taxes or tariffs (including any interest or penalties related thereto) now in force or enacted in the future and which are applicable to any products or services provided by Gatsby in connection with this Agreement or the Client’s Subscription Agreement, and which Gatsby is required to collect from the Client or that the Client is required to collect from Authorized Subscriber . The amounts payable under this Agreement shall not be reduced as a result of any such taxes. Upon making a determination that any such taxes apply, Gatsby may invoice the Client for such taxes and remit any payments made on any such invoice directly to the appropriate taxing authorities; provided that any failure by Gatsby to include such taxes on an invoice shall not relieve the Client of responsibility for any such applicable taxes. Where available and permitted by Laws and Regulations affecting both the Client and Gatsby, the Client will, absent dispute, execute the required reseller agreement regarding sales and related taxes with Gatsby whereby the Client collects the sales or related tax from the Authorized Subscriber and remits such to the proper taxing authority, in which case Gatsby is not required to collect the sales or related tax from the Client.
(g)	Inflation Adjustment. Gatsby can, at its reasonable discretion, increase fees in Schedule A or other annexes to this Agreement once per calendar year for inflation, measured by the greater of (i) the annual change in the U.S Consumer Price Index from the prior 12-month period; or (ii) 2% per individual fee or in the aggregate without triggering any of the termination provisions in this Agreement. Gatsby will issue a fee adjustment notice at least 90 days prior to the effective date of the fee change. Client acknowledges that any inflation adjustment, should it occur, does not constitute a breach, modification, amendment, or addendum to or of the terms of this Agreement.
(h)	Client acknowledges that, under certain circumstances, additional third party costs and expenses for content, data, news, quotes, information, development and other products and services may be incurred by Gatsby on behalf of the Client or an Authorized Subscriber which may require Gatsby to charge the Client in addition to the fees in the Schedules to this Agreement. Gatsby will use commercially reasonable efforts to advise the Client in advance of incurring such additional expenses, but Gatsby may not become aware of them until after the costs have been incurred from the third party. Gatsby may bill the Client for these additional costs and expenses provided such costs and expenses are incurred by Gatsby as a direct result of the services it is providing to the Client. Client acknowledges that any billing under this provision does not constitute a breach, modification, amendment, or addendum to or of the terms of this Agreement.

(i)	The Client’s failure to timely remit payment due will constitute a breach of this Agreement (a “Non-Payment”). Gatsby will make a reasonable effort to notice the Client at least twice if a payment is not received (the “Past Due Notice”). Notwithstanding anything else contained in this Agreement, Gatsby may, with 90-day notice given to the Client, terminate access to all or any part of the Gatsby Product if non-payment is not remedied in that timeframe.
(j)	Client may dispute any fees or charges for which it has a reasonable basis to believe were incorrectly or improperly assessed (the “Disputed Fees”) in which case, provided that the Client pays the undisputed portion of the fees as required under the terms of this Agreement, and the Client provides a written explanation to Gatsby of its basis for disputing fees, Gatsby agrees to use good faith efforts to resolve any such dispute within 30-calendar days of receiving such notice without invoking the Dispute Resolution or the Termination Notice provisions of this Agreement. If the Parties are unable to resolve their dispute within this 30-calendar day period, either Party may issue a Termination Notice or invoke the Dispute Resolution provision as per the terms of this Agreement. Disputed fees shall be deemed Non- Payments if the basis of disputing the fees are not in good faith. The Client will not dispute fees that are regular and clearly within the terms of this Agreement.
(k)	The Client agrees that the disclosed third-party fees in Schedule A are subject to change by the third-party vendor. Client may terminate its subscription to the content and vendors without penalty by Gatsby. Alternatively, the Client may enter into its own agreements with the content vendors and licensor for display on the Gatsby Product and if necessary, enter a Statement of Work with Gatsby to incorporate such content into the Gatsby Product.

7.	TERM AND TERMINATION

(a)	The Parties can request modification of the Terms including Schedules A or other schedules of this Agreement at any time, and provided that such modifications receive the mutual agreement of the Parties, new terms will go into effect as agreed by the Parties
(b)	The Effective Date of this Agreement is set forth on the first page of this Agreement and shall have an initial term as set forth in Schedule A of this Agreement (“Initial Term”). The Agreement shall be automatically renewed for successive periods of twelve months (12) unless:

i.	Gatsby provides the Client with written notice that is not renewing the current agreement upon expiration,
ii.	Gatsby requires the Client to enter into a new agreement upon expiration of the current term,
iii.	either Party issues a Termination Notice as provided in this section.

(c)	Termination Notice: Either Party may terminate this Agreement at any time for any reason by issuing a written notice subject to the terms herein (the “Termination Notice”).

i.	The Termination Date must be stated in the Termination Notice.
ii.	The period between the issuance of the Termination Notice and the Termination Date is the Transition Period.
iii.	The Transition Period must be at least 90 calendar days and in no event exceed 180 calendar days.
iv.	Termination will be effective on the Termination Date stated regardless of the term remaining for the Agreement.
v.	Gatsby agrees to limit issuing a Termination Notice to

▪	non-renewal of the Agreement upon expiration of its term,
▪	due to a Client Non-Payment (other than for good faith Disputed Fees),
▪	due to material uncured Breach,
▪	due to an Immediate Termination event,
▪	other event where termination by Gatsby is permitted under this Agreement,

(d)	Breach of Terms: Except for breaches of this Agreement that provide for immediate termination, upon obtaining knowledge of the breach, the Party with such knowledge must issue a written notice (the “ Breach Notice”) to the other Party stating the facts and circumstances of the breach. The Party in breach has 30 calendar days to cure any breach (the “Cure Period”).

i.	If the Client fails to cure such breach during the Cure Period to the satisfaction of Gatsby, Gatsby reserves the right to, among other actions, temporarily disconnect or suspend access to any and all of the Gatsby Product or only the part of the Gatsby Product subject to the breach until Gatsby, in its sole reasonable discretion, determines that the breach has been cured. Alternatively, Gatsby may issue a Termination Notice or invoke the Dispute Resolution provision per the terms of this Agreement.
ii.	If Gatsby fails to cure such breach during the Cure Period to the Client’s satisfaction, the Client may issue a Termination Notice or invoke the Dispute Resolution provision under the terms of this Agreement

(e)	Immediate Termination: Any Party may terminate this Agreement immediately if:

i.	the other Party becomes insolvent, makes an assignment for the benefit of creditors, consents to or suffers the appointment of a receiver, a trustee, a custodian of its assets or a committee of creditors, or seeks a reorganization, arrangement, adjustment of its debts or any other relief under any bankruptcy or insolvency law.

ii.	Gatsby may terminate this Agreement immediately if the Client’s regulatory license necessary to effectuate their stated business on the Gatsby Product is terminated, expires, is revoked, or is suspended. The Client is solely responsible to notify Gatsby of such an event.

(f)	Effect of Termination: In the event that a Termination Notice is issued, or an immediate termination event has occurred, without limiting the rights and remedies under other sections of this Agreement:

i.	The Parties remain subject to the remaining terms of this Agreement during the Transition Period.
ii.	The Client will promptly arrange with its own time and effort and cost for finding an alternative to the Gatsby Product and for the transfer of all information maintained in the Gatsby Product (the “Conversion”). Conversion must be completed before the termination date.
iii.	Gatsby will provide reasonable assistance as reasonably request by the Client. Client will provide Gatsby written notice of (i) the name of the entity replacing the Gatsby Product; (ii) the date Conversion will begin and be completed; (iii) the method of the Conversion, (iv) the name and contact information of any individuals that Gatsby may contact to coordinate the Conversion, and (v) any and all information requested by Gatsby to effectuate the Conversion. The Client, and not Gatsby, is solely responsible to ensure Conversion is completed. Client agrees to pay Gatsby reasonable costs incurred with Conversion provided that Gatsby provides written documentation of any such costs.
iv.	The Client is solely and exclusively responsible for any cost or expense including, but not limited to, fees and expenses of legal counsel as well as damages sustained or incurred by Gatsby arising out of Client’s failure to promptly complete Conversion by the termination date.
v.	Gatsby will retain the Client’s and Authorized Subscriber’s information contained in the Gatsby product for an additional 60 calendar days post completion of Conversion, or such shorter as may be requested by Client (the “Post-Termination Period”), after which Gatsby may delete such information and no longer make the Gatsby Product or its content available to the Client or its Authorized Subscribers.
vi.	Gatsby is not obligated to continue to provide the Gatsby Product or any Gatsby Services to the Client or Authorized Subscribers, and Gatsby expressly has no further obligation to the Client or its Authorized Subscribers, including storing or retaining data that was contained within the Gatsby Product, subsequent to the Post-Termination Period.
vii.	Gatsby shall not be required to release any information to the Client until: (i) any amounts owed to Gatsby are paid; (ii) the Client’s outstanding obligations hereunder to Gatsby are determined and satisfied, including any disputed amounts; (iii) and any property of Gatsby in the possession of the Client or Authorized Subscribers are returned to Gatsby
viii.	The Client may not use or distribute the Gatsby Product, retain any copies of the Gatsby Product, maintain any information regarding the Gatsby Product, and Gatsby is not obligated to continue to provide the Gatsby Product or any Gatsby Services to the Client or Authorized Subscribers, and Gatsby expressly has no further obligation to the Client or its Authorized Subscribers, including storing or retaining data that was contained within the Gatsby Product.

ix.	Subsequent to the Post-Termination Period Gatsby expressly has no further obligation to the Client except those imposed by Law and Regulations to which Gatsby is subject or as expressly indicated herein.
x.	Termination of this Agreement by either Party does not relieve the other Party of any obligation incurred under the terms of this Agreement, including the Client’s obligations to settle any financial obligations to Gatsby.

(g)	Transition Period:

i.	The Client provides Gatsby evidence or documentation that it has entered into an agreement with the entity replacing the Gatsby Product, and on a monthly basis or upon request from Gatsby, thereafter provide Gatsby with written evidence that the Conversion is promptly progressing as required.

ii.	Upon the Client’s written request and provided that the Client is making a good faith effort to complete Conversion, Gatsby may at its discretion, permit Client and Authorized Subscribers to continue to access the Gatsby Product for an additional 90 calendar days after the original termination date.

iii.	During this Transition Period, the Parties remain subject to all the terms of this Agreement including the Schedules to the Agreement.

iv.	During the Transition Period, the Client shall continue to make a good faith effort in transitioning away from the Gatsby Product all its Authorized Subscribers within six months of transitioning the first Account; and

v.	Client may terminate the Transition Period early or elect a shorter Transition Period, in its sole discretion, on notice to Gatsby without penalty.

8.	EXCLUSIONS AND LIMITATION OF LIABILITY:

a.	Neither Party shall be liable for any consequential, indirect, special or incidental damages or any loss of profit, revenue, data or goodwill suffered by the other Party, whether incurred or suffered, even if advised of the possibility of such damages or losses no matter the cause.
b.	Except as expressly set forth in this Agreement, neither Party makes any representation or warranty, express or implied, written or oral. Both Parties disclaim all warranties including any implied warranty of merchantability or implied warranty of fitness for a particular purpose or any warranty that the products, applications, connectivity, displayed information, and services or any information or materials provided pursuant to this Agreement shall be uninterrupted, error-free or free from defects or inaccuracies.
c.	All warranties with respect to the provision of products, services, materials, and information by the Parties pursuant to this Agreement are strictly limited to those set forth in this Agreement. Parties agree that any technology or service of the other Party is delivered AS IS and that the Party does not guarantee or ensure that either will operate perfectly or without error or downtime.
d.	THE Gatsby PRODUCT AND ALL INFORMATION, MATERIALS AND CONTENT PROVIDED IN CONNECTION THEREWITH ARE PROVIDED "AS IS" AND "AS AVAILABLE", WITHOUT ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, FREE FROM DOWNTIME OR NON PERFORMANCE, FITNESS FOR ANY AUTHORIZED SUBCRIBER, FREE OF COMPUTER VIRUSUS AND/OR FREE FROM ERRORS. FURTHERMORE, THE Gatsby PRODUCT AND THE CONTENT PROVIDED IN CONNECTION THERWITH MAY CONTAIN, BE BASED ON, OR OTHERWISE REFER TO ERRORS, INACCURACIES, MISCALCULATIONS, PARTIAL OR INCOMPLETE INFORMATION, OUTDATED DATA, MISTAKES OR FAULTS.
e.	The Client accepts that the Gatsby Product and the information displayed or used in the Gatsby Product is offered as is, and Gatsby has no obligation or process to verify the accuracy of the information and content received and or displayed on the Gatsby Product, or that the Gatsby Product is operating in a manner that meets the Client’s regulatory, legal, or commercial requirements other than by notification from the Client. The Client is solely responsible to routinely test and verify that the Gatsby Product is performing in all respects as expected by the Client, including Client specific modifications and to notify Gatsby promptly if it is not.

f.	The Client recognizes that Gatsby will rely on information, products, and services provided by the Client, Client agents, licensors, Authorized Subscribers, vendors, and public sources (“Sources”) in offering the Gatsby Product. The Client agrees that it shall not hold Gatsby responsible for any damages or losses incurred either directly or indirectly from any failure, act or inaction by such Sources.
g.	If any claim arises against Gatsby out of any kind of legal action, whether in tort, civil, contract, arbitration, or otherwise in any way connected to the Gatsby Product or this Agreement, the Client agrees that Gatsby’ liability shall be limited to the greater of: (i) $50,000 or (ii) the aggregate fees actually paid by the Client to Gatsby in the six (6) months prior to the date in which the claim first arose. The Client acknowledges that Gatsby has set its fees and entered into this Agreement in reliance upon this limitation of liability, the representations of warranty, disclaimer of damages, and other terms set forth in this Agreement.
h.	This section shall remain operative and in full force and effect, regardless of the termination of this Agreement, and shall survive any such termination.

9.	INDEMNIFICATION

(a)	Subject to any express limitations and/or exclusions in this Agreement, each Party (the “Indemnifying Party”) agrees to indemnify the other Party (the “Indemnified Party”) including its owners, officers, directors, employees, representatives, affiliates, agents, and their successors and assignees (the “Indemnitees”) and hold harmless from and against any and all claims, damages, losses, liabilities, costs and expenses, (including attorney and arbitration fees and disbursements), penalties, fines, judgements, and any other expenses incurred (the “Risks”) arising from the Indemnifying Party’s own gross negligence or willful misconduct, or fraud or criminal act or omission or that of its agents, owners, employees, officers, directors, employees, or representatives that has a material adverse effect on the other Party

(b)	In addition to the terms set forth in (a) above, Client agrees to indemnify and hold Gatsby’ Indemnitees harmless from and against Risks arising as a result of:

i.	Gatsby acting on the instructions of the Client.
ii.	Gatsby relying on any information or documents provided by the Client or Customers.
iii.	the Client breaching any terms of this Agreement including the representation, affirmations, or warranties that it provides in this Agreement.
iv.	Any action brought by the Client’s regulators, taxing authorities, or other agencies with jurisdiction pursuant to applicable Laws and Regulations.
v.	Any derivative or indirect claims from parties associated with the Client against Gatsby for any reason, including claims for compensation from Gatsby arising for any reason.
vi.	Any action brought by Customer or Authorized Subscribers with respect to the services provided by Gatsby under this Agreement, including, but not limited to, any claim or dispute concerning the validity, correctness or reliability of any information provided by Gatsby in connection with this Agreement.
(c)	In addition to the terms set forth is (a) above, Gatsby agrees to indemnify and hold the Client’s Indemnitees harmless from and against the Risks arising as a result of:

i.	Third-party claims that the Gatsby Product not composed of the Vendor Product infringes any Intellectual Property rights, provided that the Client, (i) notifies Gatsby about any such claim upon becoming aware of the claim, (ii) allows Gatsby the sole control of the defense in such claim, and (iii) provides Gatsby with reasonable assistance in order to allow Gatsby to perform the above. If the Gatsby Product becomes, or is likely to become, the subject of any such claim, then Gatsby will either: (i) modify the Gatsby Product to render it non-infringing; or (ii) replace the Gatsby Product with an equally suitable, functionally equivalent, compatible, non-infringing version of the Gatsby Product; or (iii) if none of the foregoing are available, Client may immediately terminate this Agreement without any penalty to Client.

ii.	Gatsby breaching any terms in this Agreement including the representations, affirmations, or warranties that it provides in this Agreement.
iii.	This indemnification applies whether such adverse actions arise prior to, during, or after the execution of this Agreement or the termination of this Agreement.
(d)	In connection with the indemnification provision outlined above in (a), (b), (c), the Indemnified Party will:
i.	once aware of a claim, promptly notify the Indemnifying Party of the claim. The omission or failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party.
ii.	will allow the Indemnifying Party to participate in the defense thereof and may allow the Indemnifying Party sole control of the defense if such is requested by the Indemnifying Party, or not.

i. provide reasonable cooperation to the Indemnifying Party if the Indemnifying Party is defending the claim. In any event, the Indemnifying Party will keep the Indemnified Party informed of the status of the defense of such claims and will not agree to any settlement that would have a material adverse effect on the Indemnified Party without consent of the Indemnified Party, which consent will not be unreasonably withheld. In addition, the Indemnifying Party will not settle any action unless such settlement completely and finally releases the Indemnified Party from any and all liability and otherwise is acceptable to the Indemnified Party.

(e)	This section shall remain operative and in full force and effect with regard to the Risks arising under the Agreement regardless of the termination of this Agreement and shall survive any such termination. This indemnification applies whether such adverse actions arise prior to, during, or after the execution of this Agreement or the termination of this Agreement.

10.	EXPENSES:

Except as otherwise specifically set forth in this Agreement or other signed agreements between the companies, each party shall bear its own expenses in connection with their respective operations, including, without limitation, the cost and expenses of all attorneys, vendors, agents and others employed or contracted by such party.

11.	INSURANCE:

During the terms of this Agreement, each Party shall maintain insurance to cover potential liabilities and as required in accordance with applicable Laws and Regulations within all jurisdictions where they operate.

12.	NON-DISCLOSURE AND CONFIDENTIALITY:

(a)	The terms of this Agreement, including information contained on any schedule or annexes to this Agreement, are strictly confidential and shall not be disclosed by either Party without the prior express, written approval of the other Party, except that such information may be shared with affiliated entities and the clearing firm or custodian on a need to know basis.
(b)	All non-public information, communication or data, in any form, regarding a Party’s business and financial information, Customer information, software, source and object code, technical drawing, flow diagrams, blueprints, and any other business related information not generally available to the public ("Confidential Information") shall remain the sole property of the disclosing Party and its confidentiality shall be maintained and protected by the receiving Party with at least the same degree of care as the receiving Party uses for the protection of its own confidential and proprietary information.
(c)	Such Confidential Information includes but is not limited to personally identifying information (“PII”) such as name, address, social security number, tax id number, cash holding information, transaction information, Account information, bank account and link information, buying power, order routing, user locations, user authentication credentials, account numbers, IP addresses, and other private information provided that no PII is sold or disseminated to third parties. Prior to execution of this Agreement, the Client will provide to Gatsby the requirements of its privacy policy and any other requirements concerning personal information, and Gatsby will use commercially reasonable efforts to follow such instructions, or alternatively, notify the Client of what Gatsby can do, and the Client will make its own determination if such is sufficient.

(d)	Other than as set forth herein, the receiving Party shall not disclose such Confidential Information to third parties and shall maintain and protect such Confidential Information with at least the same degree of care as the receiving Party uses for the protection of its own or third party confidential and proprietary information (but in no event less than a reasonable degree of care) and will not use the Confidential Information for any purpose except to perform its obligations and exercise its rights under this Agreement. These restrictions shall not apply to any Confidential Information which the receiving Party can establish: (i.) has become generally available to the public without breach of this Agreement by the receiving Party; (ii.) is rightfully in the receiving Party's possession before disclosure to it by the disclosing Party; (iii.) is independently developed by the receiving Party; (iv.) is rightfully received by the receiving Party from a third party without a duty of confidentiality to the disclosing Party with respect to such information; (v.) is required to be disclosed by the applicable Laws and Regulations or a subpoena, court order, similar judicial process, regulatory agency or stock exchange provided, however, the subpoenaed Party, to the extent permissible by Laws and Regulations and practical, shall give the other Party written notice of a subpoena prior to its compliance with such subpoena and only to the extent permissible and practical, provide a copy of the subpoena (vi.) is required to be disclosed as part of due diligence involving a change in control event.
(e)	Both Parties shall ensure that all its employees, agents, representatives, and subcontractors to whom Confidential Information is disclosed or who have access to Confidential Information abide by the terms of this Agreement or similar terms contained in written agreements with such parties. Both Parties agree to take commercially reasonable measures designed to prevent the disclosure of Confidential Information or use of Confidential Information by third parties.
(f)	The Parties hereby permit the disclosure of the other Party’s name if request for such information is made by a Customer, prospective customer, or third-party with whom a Party has or is contemplating a relationship.
(g)	The Parties hereby permit the disclosure of this Agreement and Confidential Information if required by a regulator or court of jurisdiction under applicable law. In this event, and if permitted by Laws and Regulations, the Party receiving such a request shall inform the other Party of such request and provide any written material received from the requesting party prior to providing Confidential Information to the requesting party.
(h)	Both Parties permit the other to obtain, retain, and use Confidential Information it receives to deliver the services contemplated by this Agreement.
(i)	The terms of this Non -Disclosure and Confidentiality provision will survive termination of this Agreement and will continue for so long as such information remains Confidential Information, but in any event no longer than two years from termination of this Agreement. Each Party agrees to consent to jurisdiction, including arbitration, as may be necessary to enforce this provision or to obtain an injunction.
(j)	A Party shall notify the other Party in writing of any misuse or suspected misuse or misappropriation of Confidential Information.
(k)	Both Parties acknowledge the other engages in independent development of its own platform, systems, software and services. Each Party consents to such development; provided, however, that each Party represents and warrants that they will not use Confidential Information or intellectual property belonging to the other Party to do development in violation of this Agreement or to knowingly and willfully assist any third party, including affiliates in their development of a competing product of the other by use of or reference to any Confidential Information of the other Party.
(l)	Each Receiving Party understands and acknowledges that any unauthorized use or disclosure or misappropriation of any of the Confidential Information in violation of this Agreement may cause Disclosing Party irreparable harm, the amount of which may be difficult to ascertain and agrees that Disclosing Party may seek injunctive or other equitable relief, including applying to a court of competent jurisdiction for an order restraining any such further unauthorized use or disclosure or misappropriation and for such other relief as Disclosing Party shall deem appropriate without the necessity of proving actual damages or posting bond of any kind. Such right of Disclosing Party shall be in addition to remedies otherwise available to the Disclosing Party at law or in equity.

13.	ASSIGNMENT:

Neither Party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, except that either Party may assign this Agreement to the surviving or new entity in the event of a merger, change of control, or corporate takeover involving either Party, such notice being provided to the other Party promptly after completion. of such event. Any assignment in violation of this section shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties' successors and permitted assignees.

14.	ENTIRE AGREEMENT:

This Agreement, along with all schedules, annexes, and duly executed Statements of Work contains the entire agreement of the Parties with respect to the subject matter hereof. This Agreement may not be varied orally, but only in writing, signed by both Parties.

15.	SEVERABILITY:

In the event that any provision of this Agreement conflicts with any Laws and Regulations, such provision shall be deemed null and void and this Agreement shall be read as if such provision were no longer a part of this Agreement. If any term, condition, or provision of this Agreement is held by a court or arbitral tribunal of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

16.	NO WAIVER:

(a)	The failure of either Party to enforce at any time or for any period, any one or more of the terms or conditions of this Agreement shall not be a waiver of such terms or conditions or of the right at any time subsequently to enforce all terms and conditions of this Agreement.

(b)	No waiver of any breach of this Agreement or of any requirement herein contained shall be deemed a waiver of any preceding or succeeding breach of this Agreement or of any other requirement herein contained.

(c)	No extension of time for performance of any obligations or acts shall be deemed an extension of time for performance of any other obligations or acts.

(d)	Any delay or failure by any Party to this Agreement to exercise any right, power, remedy or privilege herein contained, or now or hereafter existing under any applicable Laws and Regulations, shall not be construed to be a waiver of such right, power, remedy or privilege, nor to limit the exercise of such right, power, remedy or privilege, nor shall it preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege.

17.	MATERIAL AMENDMENT:

If any term of this Agreement contravenes the express or, in the opinion of counsel of a Party, the intended provisions of any applicable regulatory authority or court decision, then said term shall be governed by said regulatory provision or decision and the subject term of this Agreement shall be deemed automatically amended or deleted, as the case may be, and the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Such opinion or interpretation shall be promptly provided to the other Party.

18.	FORCE MAJEURE:

Except for the Client payment obligations for Gatsby Services hereunder, neither Party shall be liable for any loss of any kind or failure to perform their obligations under this Agreement caused directly or indirectly by fire, flood, war, terrorism, earthquake, elements of nature or acts of God or the public enemy; riots, civil disorders, rebellions or revolutions; strikes, epidemics, pandemics, lockouts, or labor difficulties; government imposed quarantines or denial of access or operation, acts or omissions of regulatory or governmental authorities, self-regulatory organizations or securities exchanges, clearing firms, custodian, market data providers, the internet or communication link providers, technology failure, changes in law, rule or regulation; or any other cause beyond the reasonable control of the Party, whether or not similar to the foregoing. The Parties shall make reasonable efforts to perform their obligations under this Agreement if any of these events occur. However, Force Majeure does not on itself terminate the Agreement and both Parties agree to work diligently and collaboratively to restore services without delay.

19.	NOTICES:

Any notices or other communications permitted or required to be delivered pursuant to this Agreement shall be in writing and shall be delivered by registered mail or email to:

i.	to Gatsby at the address and email provided to the Client with a copy to support@Gatsbyfn.com .
ii.	to the Client at the address and email provided to Gatsby.

20.	CONSENT TO ELECTRONIC COMMUNICATION

Both Parties agree that the use of electronic communication such as email is subject to Risks, including the loss of privacy and the disclosure of Confidential Information. Nevertheless, both Parties agree to permit the other Party to utilize email, faxes, secured internet, and other means of electronic communication in the ordinary course of business, and to waive liability and hold harmless the other Party for any loss of privacy or disclosure of Confidential Information arising from the use of electronic communication in the ordinary course of business and under the terms of this Agreement except to the extent that such loss or disclosure arises from the gross negligence, fraud or willful default of the Party responsible for such loss or disclosure

21.	APPLICABLE LAW:

This Agreement shall be governed and construed in accordance with the internal substantive laws of the State of New York without regard to its conflicts of law provisions.

22.	DISPUTE RESOLUTION - by Arbitration Only.

(a)	In the event there is a dispute between the Parties, the Party with the dispute will first provide the other Party with a written explanation (the “Dispute Notice”) with the receiving Party sending back written notice that it has received the Dispute Notice to the sending Party. Email may be used to serve such notice.
(b)	The Parties agree to use good faith efforts to resolve any such dispute within 30-calendar days of such notice being received without invoking arbitration or legal proceedings. If the Parties are unable to resolve their dispute within this 30-calendar day period, either Party may avail itself of the arbitration provided for in this Agreement.
(c)	Both Parties agree to use Arbitration as the sole official means of settling unresolved disputes.
(d)	THE PARTIES WAIVE ANY RIGHTS TO A JURY TRIAL IN ANY JURSIDICTION.

This Agreement shall be governed and construed in accordance with the internal substantive laws of the State of New York. Disputes arising out of this Agreement shall be settled by binding arbitration conducted in accordance with the Rules of the American Arbitration Association (the "AAA"). There shall be one neutral arbitrator, selected by mutual agreement of the parties. If the Parties have not agreed upon a neutral arbitrator within 45-days after the date of a demand for arbitration, the arbitrator shall be selected by the AAA. The arbitrator's award shall be final and binding upon the Parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration shall be the exclusive remedy under this Agreement; provided, however, that this clause shall not preclude either Party for seeking provisional remedies in aid of arbitration from any court of competent jurisdiction, including, but not limited to, a temporary restraining order or preliminary injunction.

i.	All Parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.
ii.	Arbitration awards are generally final and binding; a Party's ability to have a court reverse or modify an arbitration award is very limited.
iii.	The ability of the Parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.
iv.	The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all Parties to the panel at least 20 calendar days prior to the first scheduled hearing date.
v.	The panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.
vi.	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.
vii.	The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement.
viii.	No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

23.	EMPLOYEE NON-SOLICIT:

During the term of this Agreement, including any Transition Period and for a period of (6) months following the termination of the Agreement and any such Transition Period, each Party agrees that it will not, (i) either on its own behalf or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the other Party or its affiliates, or (ii) induce or otherwise advise or encourage any employee of the other Party or an affiliate of such Party to leave his or her employment, in each case whether or not such employee is a full-time employee or a temporary employee of such Party or its affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period of time or is at will. Nothing herein shall restrict either Party’s ability to engage or employ any person responding to a public job posting provided the Party has not acted in bad faith prior to and after making the public job posting.

Signatures to Follow

IN WITNESS WHEREOF, Gatsby Digital, Inc. and Client have entered into this Agreement by signature of their authorized officer.

Gatsby	Gatsby Digital, Inc.	Client	Gatsby Securities, LLC
Signature:	/s/ Ryan Belanger-Saleh	Signature:	/s/ Davis Gaynes
Print Name:	Ryan Belanger-Saleh	Print Name:	Davis Gaynes
Print Title:	CEO	Print Title:	CEO
Date:	4/19/2021	Date	4/19/2021

O

Schedule A and Schedule B to the Gatsby Digital License and Support Agreement April 19th, 2021

All Fees are in $USD:	Terms good for 60 days from Date Proposal Sent
Date Proposal Sent Out:
Initial Agreement Term:	12 months
Renewal Term	12 months
Early Termination Fee:	Waived in Year One. Then prorated for remaining term based on average fees paid in previous 6 months
Clearing Firm/Custodian:
Monthly Minimum:	Commenced when first live trade is executed.
Billable Period:	Monthly for all fees shown below unless stated otherwise.
Setup & /White labeling	When billed by Gatsby
Market Data Billing:	Month that access is first provided.
State & Other Taxes

Gatsby Products are subject to state sales taxes based on domicile of Client unless exempt under a “on-selling” provision of the respective taxing authority’s Laws and Regulation in which case the

Client charges and collects the sales tax from the Authorized Subscriber.

General Terms: During the term of this Agreement, the Gatsby Product available to the Client will be the most current version. Updates to Services currently subscribed to will be available at no additional cost. If Gatsby agrees to maintain an earlier version of the Gatsby Product for use by the Client or Authorized Subscriber, the Client and Authorized Subscriber agree that in no event will Gatsby maintain any version greater than one (1) version away from the current version and agree to upgrade to the most current version upon written request from Gatsby. New Gatsby Services that become available are subject to their own fee schedule.

Per Correspondent: Schedule below applies to the Client and separately for each Correspondent of the Client.

IN WITNESS WHEREOF, Gatsby Digital, Inc. and Client have entered into this Schedule A and Schedule B by signature of their authorized officer.

Gatsby	Gatsby Digital, Inc.	Client	Gatsby Securities, LLC
Signature:	/s/ Ryan Belanger-Saleh	Signature:	/s/ Davis Gaynes
Print Name:	Ryan Belanger-Saleh	Print Name:	Davis Gaynes
Print Title:	CEO	Print Title:	CEO
Date:	4/19/2021	Date	4/19/2021
IN EACH SECTION that follows, please check the YES box if subscribing to the Service or the NO box if not subscribing.

Schedule A - SECTION 1:	Gatsby PLATFORMS

A. Gatsby App Platform and Website Q are we really going to do this?
Descript ion	The Gatsby App is a customer facing retail securities trading platform.
Fees

The client will be charged $1,000 on a monthly basis for use of the Gatsby platform. In addition, there may be charges passed through to Gatsby for the upkeep of the Gatsby platform, as agreed to by the parties in

Schedule B.

Included Services	▪ The Gatsby Mobile App and Backoffice solution. ▪ Support to maintain the Gatsby Mobile App as needed. ▪ The Gatsby Website
Supported securities and Services

▪   U.S Options securities traded on U.S exchanges offered via the Gatsby Mobile App.

▪   Integration of Client’s services (i.e. bank / other accounts, single sign on).

▪   Stock Lending Information Display

▪   Account/application management services

▪   Gatsby Website

Schedule A - SECTION 2	Gatsby ADDITIONAL SERVICES

(A) Gatsby SUPPLEMENTAL SERVICES per Correspondent using the data
YES	N O	Service	Monthl y Fee	Service	Monthly Fee	YES	NO

(B) Gatsby DEVELOPMENT SERVICES	Fees based on Statement of Work

Gatsby and the Client will agree to a Statement of Work. The cost of the project, including ongoing monthly fees if any, must be approved by the Client in writing prior to beginning the work. Invoicing will be in three parts: One half (50%) of the project estimated costs is required upfront prior to work beginning. One quarter (25%) will be billed upon delivery of the Beta for Client testing and the remaining one quarter (25%) and will be billed upon delivery of the Software to production. Any adjustments between actual costs and estimates will be reflected in the billing. Change orders from the original project specifications will be priced separately and must be agreed to by the Client in writing prior to commencing work. Change order costs will be billed in the same manner as the original specification work, with 50% upfront, 25% on delivery of the Beta for Client testing, and 25% on delivery of the Software to Production. Failure to pay development costs within 30 days of billing will be considered a material breach of this Agreement. Any customization and development performed by Gatsby becomes part of the Gatsby Product and is owned exclusively by Gatsby. In Gatsby sole discretion, Gatsby may grant the Client exclusive access to specified functionality developed for the Client and fully paid for by the Client. If Gatsby grants exclusivity to specific functionality, the Statement of Work will detail the specific functionality and the time of exclusivity granted by Gatsby.

Schedule A - SECTION 3	NOTES APPLICABLE TO EACH SECTION

1.	The Client acknowledges that Gatsby has set its fees and entered into this Agreement in reliance upon the terms of the entire Gatsby Cooperation Agreement including the indemnification and limits on lability provisions.
2.	Vendor Products, including content, market data quotes, security classifications, financial statement information and all other such content (“Content”) are offered by Gatsby in its sole discretion and may change from time to time and be different between platforms. All Content offered by Gatsby is subject to various requirements imposed by the Vendor in its contract with Gatsby or affiliated companies of Gatsby. (“Gatsby Vendor”). The Client and Authorized Subscriber agrees to be bound to terms contained in the Gatsby Vendor contract when such terms are provided to the Client by Gatsby in order to continue to receive the Gatsby Product. Certain Content will require the Client and or Authorized Subscriber to enter a separate agreement (“Premium Content”). Any information provided by Gatsby related to Premium Content is informational only and does replace the actual terms contained in the respective Premium Content agreement.
3.	Gatsby maintains its own infrastructure to provide the Gatsby Product. Infrastructure is not dedicated to a specific Client. Required hardware hosted by Gatsby that is unique /dedicated to the Client must meet Gatsby’s specifications. The purchase, maintenance, and hosting of such dedicated or unique hardware will be billed to the Client. Gatsby reserves the right to require that the Client purchase such hardware directly and deliver it as required by Gatsby. Gatsby will notify the Client if hardware is required in advance.

4.	Gatsby reserves the right to not provide market data and vendor product under the Gatsby license and require the Client or Authorized Subscriber to obtain their own licenses to continue receiving the licensed product

Schedule B - SECTION 1	Employment and HR Services

This Schedule B outlines the Human Resources and Employment Services provided by Gatsby to the Client. Outlined below are the initial employees providing compliance, customer support and operational services to Gatsby Securities. This schedule may be amended from time to time to reflect new hires.

Gatsby will provide payroll and HR services, initially through Insperity, to Gatsby employees. Gatsby will charge Gatsby Securities for these services, which will be passed through to Gatsby Securities as accrued. Gatsby Securities will be charged proportionally for the employees time spent on Gatsby Securities versus their employment cost to Gatsby.

Employee Name	Start Date	Title
Peter Quinn	9/1/2019	COO
Davis Gaynes	9/1/2019	CCO & President
Jami Liebl	1/1/2021	Head Customer Experience